EXHIBIT 10.14
SMITH INTERNATIONAL, INC.
EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN
(As Amended and Restated Effective January 1, 2008)

SMITH INTERNATIONAL, INC.
EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN
(As Amended and Restated Effective January 1, 2008)
Purpose
     The purpose of the Smith International, Inc. Executive Officer Annual Incentive Plan (the “Plan”) is to advance the interests of Smith International, Inc., a Delaware Corporation, (the “Company”) and its shareholders by providing designated officers with incentive compensation that is correlated with the achievement of specified performance goals. The Plan is intended to provide annual incentive compensation, primarily to Executives who are considered to be “covered employees” within the meaning of Section 162(m)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), that is considered “performance-based compensation” under Code Section 162(m) and thus not subject to the annual compensation deduction limit under Section 162(m).
     The Company adopted the Plan effective as of January 1, 2006. The Plan, as effective January 1, 2006, was then subsequently amended by (i) the First Amendment thereto, effective as of January 1, 2006, to correct certain cross-references and (ii) the Second Amendment thereto to amend the Plan for compliance with Code Section 409A. The Company now hereby amends and restates the Plan, effective as of January 1, 2008 (the “Effective Date”), in order to incorporate the First and Second Amendments into a restated version of the Plan.
ARTICLE I
DEFINITIONS
     For purposes of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:
     1.1 “Base Salary” means the regular, annual, base salary payable by the Employer for a Performance Period to a Participant for services rendered, including salary a Participant could have received in lieu of (a) contributions made on such Participant’s behalf to a retirement plan that is qualified under Code Section 401(a) or to a cafeteria plan under Code Section 125 and (b) deferrals of compensation made at the Participant’s election pursuant to a plan or arrangement of the Employer, but excluding Incentive Compensation payable under the Plan, income derived from stock options, restricted stock awards, fringe benefits, and any bonuses, incentive compensation, special awards or other extraordinary remuneration. The Committee shall stipulate a Participant’s Base Salary for purposes of computing Incentive Compensation awarded under the Plan to the Participant.
     1.2 “Beneficiary” means the beneficiary or beneficiaries designated to receive any amounts payable under the Plan upon the Participant’s death.
     1.3 “Board” means the Board of Directors of the Company.
     1.4 “Business Unit” means any operating or administrative unit of the Employer which is identified and designated by the Committee, in its discretion, as a separate business unit.
     1.5 “Business Unit Performance Goal” means (a) the selected Performance Criteria and (b) the objective goals established relative to such Performance Criteria, as determined in the discretion of the Committee for any Performance Period of a Business Unit.
     1.6 “Cause” when used in connection with the termination of a Participant’s Employment, shall mean the termination of the Participant’s Employment by the Company or any Subsidiary by reason of (a) the conviction of the Participant by a court of competent jurisdiction as to which no further appeal can be taken of a crime involving moral turpitude or a felony; (b) the proven commission by the Participant of a material act of fraud upon the Company or any Subsidiary, or any customer or supplier thereof; (c) the misappropriation of any funds or property of the Company or any Subsidiary, or any customer or supplier thereof; (d) the willful and continued failure by the Participant to perform the material duties assigned to him that is not cured to the reasonable satisfaction of the Company within 30 days after written notice of such failure is provided to Participant by the Board or CEO (or by another officer of the Company or a Subsidiary who has been designated by the Board or CEO for such purpose); (e) the knowing engagement by the Participant in any direct and material conflict of interest with the Company or any Subsidiary without compliance with the Company’s or

Subsidiary’s conflict of interest policy, if any, then in effect; or (f) the knowing engagement by the Participant, without the written approval of the Board or CEO, in any material activity which competes with the business of the Company or any Subsidiary or which would result in a material injury to the business, reputation or goodwill of the Company or any Subsidiary.
     1.7 “Code” means the Internal Revenue Code of 1986, as amended. References herein to any Section of the Code shall also refer to any successor provision thereof, and the regulations and other authority issued thereunder by the appropriate governmental authority.
     1.8 “Committee” means the Compensation and Benefits Committee of the Board. The Committee shall be comprised solely of two (2) or more non-Employee members of the Board who qualify to administer the Plan as “disinterested directors” under Rule 16b-3 of the Exchange Act, and as “outside directors” under Code Section 162(m).
     1.9 “Company” means Smith International, Inc., a Delaware corporation, or its successor in interest.
     1.10 “Company Performance Goal” means (a) the selected Performance Criteria and (b) the objective goals established relative to such Performance Criteria, as determined by the Committee for any Performance Period of the Company.
     1.11 “Disability” means, as determined by the Committee in its discretion exercised in good faith, a physical or mental condition of the Participant that would entitle Participant to payment of disability income payments under the Company’s long-term disability insurance policy or plan for employees, as then effective, if any; or in the event that the Participant is not covered, for whatever reason, under the Company’s long-term disability insurance policy or plan, “Disability” means a permanent, and total disability as defined in Section 22(e)(3) of the Code. A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, the Participant must submit to any reasonable examination(s) required by such physician upon request in order to render an opinion regarding whether there is a Disability.
     1.12 “Employee” means an individual who is employed by and is on the payroll of the Company or a Subsidiary, and whose wages are reported on an IRS Form W-2 subject to FICA withholding.
     1.13 “Employer” means the Company and any Subsidiary.
     1.14 “Employment” means that the individual is employed as an Employee. In this regard, neither the transfer of a Participant from Employment by the Company to Employment by any Subsidiary, nor the transfer of a Participant from Employment by any Subsidiary to Employment by the Company, shall be deemed to be a termination of the Participant’s Employment. Moreover, the Participant’s Employment shall not be deemed to have been terminated because of an approved leave of absence from active Employment on account of temporary illness, authorized vacation or granted for reasons of professional advancement, education, or health, or during any period required to be treated as a leave of absence by virtue of any applicable statute, personnel policy or written agreement. All determinations regarding Employment, and any termination of Employment hereunder, shall be made by the Committee.
     1.15 “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     1.16 “Executive” means an officer of the Company, a Subsidiary or a Business Unit.
     1.17 “Incentive Compensation” means the compensation approved by the Committee to be awarded to a Participant for any Performance Period under the Plan.
     1.18 “Participant” means an Executive who is selected by the Committee to participate in the Plan pursuant to Article III for any Performance Period.
     1.19 “Performance Criteria” means the business criteria that are specified by the Committee pursuant to Article VII.
     1.20 “Performance Goal” means a Business Unit Performance Goal or a Company Performance Goal, whichever is applicable.

     1.21 “Performance Period” means the Company’s fiscal year or such other period selected by the Committee for the award of Incentive Compensation.
     1.22 “Plan” means the Smith International, Inc. Executive Officer Annual Incentive Plan, as it may be amended from time to time.
     1.23 “Retirement” means the voluntary termination of Employment by an Employee constituting retirement for age (a) on any date after the Employee attains the normal retirement age of 65 years, or (b) an earlier retirement date as expressly agreed to by the Committee prior to the Employee’s termination of Employment.
     1.24 “Subsidiary” means any corporation (whether now or hereafter existing) which constitutes a “subsidiary” of the Company, as defined in Code Section 424(f), and any limited liability company, partnership, joint venture, or other entity in which the Company controls more than fifty percent (50%) of its voting power or equity interests.
ARTICLE II
ADMINISTRATION
     Subject to the terms and conditions of this Article II, the Plan shall be administered by the Committee. The Committee shall have the power, in its discretion, to take such actions as may be necessary to carry out the provisions of the Plan and the authority to control and manage the operation and administration of the Plan. In order to effectuate the purposes of the Plan, the Committee shall have the discretionary power and authority to construe and interpret the Plan, to supply any omissions therein, to reconcile and correct any errors or inconsistencies, to decide any questions in the administration and application of the Plan, and to make equitable adjustments for any mistakes or errors made in the administration of the Plan. All such actions or determinations made by the Committee, and the application of rules and regulations to a particular case or issue by the Committee, in good faith, shall not be subject to review by anyone, but shall be final, binding and conclusive on all persons ever interested hereunder.
     In construing the Plan and in exercising its power under provisions requiring the Committee’s approval, the Committee shall attempt to ascertain the purpose of the provisions in question, and when the purpose is known or reasonably ascertainable, the purpose shall be given effect to the extent feasible as determined by the Committee. Likewise, the Committee is authorized to determine all questions with respect to the individual rights of all Participants under the Plan, including, but not limited to, all issues with respect to eligibility. The Committee shall have all powers necessary or appropriate to accomplish its duties under the Plan including, but not limited to, the power and duty to:
(a)	designate the Executives who are eligible to participate in the Plan as Participants;

(b)	maintain records of all Plan transactions and other data in the manner necessary for proper administration of the Plan;

(c)	adopt rules of procedure and regulations necessary for the proper and efficient administration of the Plan, provided the rules and regulations are not inconsistent with the terms of the Plan as set out herein;

(d)	enforce the terms of the Plan and the rules and regulations it adopts;

(e)	review claims and render decisions on claims for benefits under the Plan;

(f)	furnish the Company or the Participants, upon request, with information that the Company or the Participants may require for tax or other purposes;

(g)	employ agents, attorneys, accountants or other persons (who also may be employed by or represent the Company) for such purposes as the Committee deems necessary or desirable in connection with its duties hereunder; and

(h)	perform any other acts necessary or appropriate for the proper management and administration of the Plan.
     The Committee may delegate to designated officers or other employees of the Company any of its administrative duties under the Plan pursuant to such conditions or limitations as the Committee may establish from time to time by directive or practice; provided, however, the Committee cannot delegate to any other person or entity the power, authority or duty to (i) award Incentive Compensation under the Plan or (ii) to take any action which would contravene the requirements of Code Section 162(m) or the Sarbanes-Oxley Act of 2002.
ARTICLE III
ELIGIBILITY
     For each Performance Period, the Committee shall select the particular Executives of the Employers to whom Incentive Compensation may be awarded under the Plan for such Performance Period. Executives who participate in the Plan may also participate in other incentive or benefit plans maintained by an Employer.
ARTICLE IV
ESTABLISHMENT OF INCENTIVE COMPENSATION TARGETS
     4.1 Incentive Compensation Award Target. For each award of Incentive Compensation for a Performance Period, the Committee will establish the level or levels of targeted Incentive Compensation for each Participant within the first ninety (90) days of the Performance Period (or within such shorter deadline as may apply under Code Section 162(m) if the Performance Period is less than 12 months). The Incentive Compensation targets for each Participant that are established by the Committee will be expressed as a percentage of such Participant’s Base Salary; provided, however, in no event will a Participant’s Incentive Compensation exceed five million dollars ($5,000,000) for any single Performance Period. The actual payment of a Participant’s Incentive Compensation may be reduced or eliminated by the Committee pursuant to Section 4.2.
     4.2 Reduction of Incentive Compensation. The Incentive Compensation for any Participant may be reduced or eliminated by the Committee, in its sole discretion, prior to payment. Under no circumstances may the amount of any Incentive Compensation awarded to any Participant for a specified Performance Period be increased by the Committee without requisite shareholder approval to the extent required by Code Section 162(m).
     Once the Committee has determined the amount of a Participant’s Incentive Compensation pursuant to this Article IV for a Performance Period, and upon certification required under Section 6.1, the Committee shall approve the Participant’s Incentive Compensation award pursuant to such procedures as the Committee may adopt under Article II.
ARTICLE V
DETERMINATION OF GOALS FOR INCENTIVE COMPENSATION
     5.1 Establishment of Performance Goals. For each Performance Period for which the Committee determines to establish potential Incentive Compensation awards for one or more Participants, the Committee, within the first ninety (90) days of such Performance Period (or within such shorter deadline as may apply under Code Section 162(m) if the Performance Period is less than 12 months), will set forth in writing all of the terms and conditions of such Incentive Compensation awards, including: (a) the Performance Goals for the Performance Period, including the Performance Criteria and the objective goals established relative to such Performance Criteria, which may include a threshold, minimum and maximum level of achievement, and the relative weighting of each Performance Goal in determining the Participant’s actual Incentive Compensation; provided, however, the outcome of such Performance Goals must be substantially uncertain at the time they are established by the Committee; and (b) with respect to each Participant, the maximum percentage of his Incentive Compensation payable upon attaining each level of achievement of the Performance Goals. Notwithstanding any provision herein to the contrary, the Committee may, in its discretion pursuant to Section 4.2, reduce or eliminate a Participant’s Incentive Compensation that can be earned for a Performance Period based on its assessment of the Participant’s individual performance for the Performance Period.
     5.2 Determination. Within a reasonable period of time after the end of each Performance Period, the Committee shall determine the extent to which the Performance Goals assigned to each Participant were achieved for the Performance Period, and based solely on such achievement, shall approve the calculation of the Participant’s actual Incentive Compensation award. No Incentive Compensation is payable hereunder unless at least the designated threshold level or levels for such Performance Goals have been achieved, as determined by the Committee.
     5.3 Committee Discretion. The Committee shall have sole discretion to approve the amount of Incentive Compensation, if any, to be paid to each Participant for a Performance Period, but shall have no discretion to approve an amount of Incentive Compensation to be paid under the Plan that is in excess of the pre-established Incentive Compensation maximum target for the applicable Performance Period.

ARTICLE VI
PAYMENT OF INCENTIVE COMPENSATION
     6.1 Form and Time of Payment. Subject to Sections 6.2 and 6.3, a Participant’s Incentive Compensation for each Performance Period, if any, shall be paid in a cash lump sum (net of applicable tax and other required withholdings) as soon as practicable after (a) the results for such Performance Period have been finalized and (b) the Committee has certified, in writing, that the applicable Performance Goals have been satisfied for the Performance Period. The Incentive Compensation shall be paid under the Plan within two and one-half (2 1/2) months after the end of the calendar year in which such Incentive Compensation is earned by the Participant.
     6.2 Forfeiture Upon Termination Prior to End of Performance Period. If a Participant’s Employment terminates for any reason other than involuntary termination without Cause, death, Disability, or Retirement prior to the end of a Performance Period, then such Participant shall immediately forfeit and relinquish any and all rights and claims to receive any Incentive Compensation hereunder for such Performance Period. If a Participant’s Employment terminates for any reason except for Cause after the end of a Performance Period but prior to the date of actual payment pursuant to Section 6.1, then such Participant shall be entitled to the Incentive Compensation payment.
     6.3 Pro Rata Payment for Involuntary Termination without Cause, Death, Disability, or Retirement. If during a Performance Period a Participant’s Employment is terminated by reason of involuntary termination without Cause, death, Disability, or Retirement, such Participant shall be eligible to receive a pro-rata portion of the Incentive Compensation that would have been payable if such Participant had remained employed for the full Performance Period that is based, to the extent determined by the Committee, on achievement of the applicable Performance Goals that were set for the Participant to the date of his termination of Employment. Such Incentive Compensation shall be paid at the time and in the manner described in Section 6.1.
ARTICLE VII
PERFORMANCE CRITERIA
     As determined by the Committee, Incentive Compensation payable under the Plan is subject to the performance objectives relating to one or more of the following Performance Criteria, within the meaning of Code Section 162(m), in order to qualify for the performance-based compensation exception under Code Section 162(m):
(a)	profits (including, but not limited to, profit growth, net operating profit or economic profit);

(b)	profit-related return ratios;

(c)	return measures (including, but not limited to, return on assets, capital, equity, investment or sales);

(d)	cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital or investments);

(e)	earnings (including, but not limited to, total shareholder return, earnings per share or earnings before or after taxes);

(f)	net sales growth;

(g)	net earnings or income (before or after taxes, interest, depreciation and/or amortization);

(h)	gross, operating or net profit margins;

(i)	productivity ratios;

(j)	share price (including, but not limited to, growth measures and total shareholder return);

(k)	turnover of assets, capital, or inventory;

(l)	expense targets;

(m)	margins;

(n)	measures of health, safety or environment;

(o)	operating efficiency;

(p)	customer service or satisfaction;

(q)	market share;

(r)	credit quality; and

(s)	working capital targets.
     Performance Criteria may be stated in absolute terms or relative to comparison companies or indices to be achieved during a Performance Period.
     The Committee shall establish one or more Performance Criteria for each award of Incentive Compensation to a Participant. In establishing the Performance Criteria for each award of Incentive Compensation, the Committee may provide that the effect of specified extraordinary or unusual events will be included or excluded (including, but not limited to, all items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of business or related to a change in accounting principle, all as determined in accordance with standards set by Opinion No. 30 of the Accounting Principles Board (APB Opinion 30) or other authoritative financial accounting standards). The terms of the stated Performance Criteria for each applicable award of Incentive Compensation must preclude the Committee’s discretion to increase the amount payable to any Participant that would otherwise be due upon attainment of the Performance Criteria. The Performance Criteria specified need not be applicable to all awards of Incentive Compensation, and may be particular or unique to an individual Participant’s function, duties or Business Unit.
ARTICLE VIII
MISCELLANEOUS PROVISIONS
     8.1 Non-Assignability. A Participant cannot alienate, assign, pledge, encumber, transfer, sell or otherwise dispose of any rights or benefits under the Plan prior to the actual receipt thereof; and any attempt to alienate, assign, pledge, sell, transfer or assign prior to such receipt, or any levy, attachment, execution or similar process upon any such rights or benefits, shall be null and void.
     8.2 No Right to Continue in Employment. Nothing in the Plan confers upon any Employee the right to continue in Employment, or interferes with or restricts in any way the right of the Employer to discharge any Employee at any time (subject to any contract rights of such Employee).
     8.3 Indemnification of Committee Members. Each person who is or was a member of the Committee shall be indemnified by the Company against and from any damage, loss, liability, cost and expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he is or may be a party, or in which he may be involved, by reason of any action taken or failure to act under the Plan, except for any such act or omission constituting willful misconduct or gross negligence. Each such person shall be indemnified by the Company for all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled from the Company, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
     8.4 No Plan Funding. The Plan shall at all times be entirely unfunded and no provision shall be made with respect to segregating any assets of any Employer for payment of any amounts due hereunder. No Participant, Beneficiary, or other person or entity shall have any interest in any particular assets of an Employer by reason of the right to receive any

Incentive Compensation under the Plan until such payment is actually received by such person. Participants and Beneficiaries shall have only the rights of general unsecured creditors of the Company.
     8.5 Governing Law. The Plan shall be construed in accordance with the laws of the State of Texas without regard to its conflicts of law provisions.
     8.6 Binding Effect. The Plan shall be binding upon and inure to the benefit of the Employer and its successors and assigns, and the Participants and their Beneficiaries, heirs, and personal representatives.
     8.7 Construction of Plan. The captions used in the Plan are for convenience of reference only and shall not be construed in interpreting the Plan. Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall also include the plural, and conversely.
     8.8 Integrated Plan. The Plan constitutes the final and complete expression of agreement among the parties hereto with respect to the subject matter hereof.
     8.9 Compliance with Code Section 409A. The Plan is not intended to provide for the payment of any nonqualified deferred compensation that is subject to Code Section 409A. However, to the extent that any payment under the Plan is determined by the Committee to be nonqualified deferred compensation subject to Section 409A, the Plan is intended to comply with Section 409A.
ARTICLE IX
AMENDMENT OR DISCONTINUANCE
     The Committee may at any time, and from time to time, without the consent of any Participant, amend, revise, suspend, or discontinue the Plan, in whole or in part, subject to any shareholder approval required by law; provided, however, the Committee may not amend the Plan to change the method for determining Incentive Compensation or the Performance Goals under Articles IV and V without the approval of the majority of votes cast by the shareholders of the Company in a separate vote to the extent required by Code Section 162(m).
ARTICLE X
EFFECT OF THE PLAN
     Neither the adoption of the Plan, nor any action of the Board or the Committee hereunder, shall be deemed to give any Participant any right to be granted Incentive Compensation hereunder. In addition, nothing contained in the Plan, and no action taken pursuant to its provisions, shall be construed to (a) give any Participant any right to any compensation, except as expressly provided herein; (b) be evidence of any agreement, contract or understanding, express or implied, that any Employer will employ a Participant in any particular position or for any particular duration; (c) give any Participant any right, title, or interest whatsoever in, or to, any assets or investments which the Employee may make to aid it in meeting its obligations hereunder; (d) create a trust or fund of any kind; or (e) create any type of fiduciary relationship between an Employer and a Participant or any other person.
ARTICLE XI
TERM
     The Plan shall be effective as of January 1, 2008, contingent upon its approval by the Company’s shareholders in a manner consistent with the shareholder approval requirements of Code Section 162(m).
[Signature page follows]

     IN WITNESS WHEREOF the undersigned, being a duly authorized officer of the Company, has approved, ratified and executed this Amendment on this 23rd day of October, 2007.

ATTEST:		SMITH INTERNATIONAL, INC.

By:	/s/ PAMELA L. KUNKEMOELLER	By:	/s/ MALCOLM W. ANDERSON

Name:	Pamela L. Kunkemoeller	Name:	Malcolm W. Anderson

Title:	Senior Corporate Counsel and Assistant Secretary	Title:	Senior Vice President, Human Resources

Date:	October 23, 2007	Date:	October 23, 2007